Exhibit 10.31

Scio Diamond Technology Corporation

Amended License Agreement

This Amended License Agreement (the “Agreement”) is made as of November ___, 2016, (the “Effective Date”) by and between SCIO Diamond Technology Corporation a Nevada corporation, having a principal place of business at 411 University Ridge, Suite D, Greenville, SC 29601 (the “LICENSOR”) and Grace Rich Limited, a Hong Kong corporation (“Grace Rich”) and SAAMABA, LLC, a Michigan limited liability company (“SAAMABA”) each having a principal place of business at c/o 354 Indusco Court, Troy, Michigan 48083 (and together referred to herein as, “LICENSEE”).

Agreement

1.           Background

1.1           LICENSEE includes Grace Rich, a wholly-owned affiliate of SAAMABA, and SAAMABA.

1.2           LICENSEE is formed to establish, own and operate a manufacturing facility in the PRC for the manufacture, sale and distribution worldwide of type lla single-crystal CVD diamond, and other Licensed Products as defined below.

1.3           LICENSOR creates, develops, and manufactures technology for the manufacture of single-crystal CVD diamond, and owns valuable confidential information, know-how, trade secrets, issued patents, and pending patent applications relating to that technology.

1.4           LICENSEE wishes to obtain a non-exclusive license under the foregoing confidential information, know-how, trade secrets, issued patents, and pending patent applications.

1.5           LICENSOR is willing to grant LICENSEE the foregoing non-exclusive license under the terms and conditions set forth herein.

2.           Definitions

2.1           “Affiliate” means one or more WFOE’s established by LICENSEE pursuant to the laws of the PRC for the manufacture of type lla single-crystal CVD diamond, which entity is wholly-owned by LICENSEE. For the purposes of this Agreement, WFOE(s) shall be the Affiliate only so long as such 100% ownership exists.

2.2           “Confidential Information” means that information: (1) disclosed by LICENSOR to the LICENSEE, or which LICENSEE visually obtains in connection with this Agreement; and (2) which relates to LICENSOR's past, present and future research, development and business activities; and (3) which has been identified to LICENSEE at the time of disclosure as, or which the LICENSEE knows or should reasonably know is, confidential to LICENSOR. Confidential Information shall also mean the results of any activity performed during the term of and in performance of services under this Agreement including manufacturing CVD diamond, or preparing reports, papers, drafts, notes and meeting minutes and associated prototype(s), parts, and materials.

2.3           “Licensed Technology” means all technology, know-how, and processes for the manufacture of single-crystal type IIa CVD diamond, which is necessary for LICENSEE and/or the Affiliate to manufacture Type I Licensed Products and Type II Licensed Products. The Licensed Technology includes LICENSOR Confidential Information and is considered trade secrets.

2.4           “Licensed Patents” means all patents throughout the world:

(a)          issued or issuing on patent applications entitled to an effective filing date prior to the expiration or termination of this Agreement; and

(b)          under which patents or the applications therefor LICENSOR has as of the Effective Date, or thereafter obtains, the right to grant licenses to LICENSEE of or within the scope granted herein without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by LICENSOR or its Affiliate to third parties.

(c)          Licensed Patents includes, but is not limited to, the United States patents set forth in Exhibit A (Licensed United States Patents), and all United States patents owned by LICENSOR that cover improvements of the inventions covered by the patents sets forth in Exhibit A. Licensed Patents also includes and all patents in countries outside the United States that correspond to the U.S. patents recited in the previous sentence, and all patents issuing on patent applications that are continuations, continuations-in-part, divisionals, reexamination applications, or reissue applications of any of the patent applications from which the previously recited patents in this Section 2.4(c) issued.

2.5            “Licensed Products,” means Type 1 Licensed Products and/or Type 2 Licensed Products.

2.6           “Type 1 Licensed Products” means type lla single crystal CVD manufactured diamond being 4 millimeters in depth and finished at a weight of .5 carat or less after cutting and polishing.

2.7           Type 2 Licensed Products” means any manufactured diamond outside the scope of Type 1 Licensed Products.

2.8            “PRC” means People’s Republic of China, including its SAR of Hong Kong and Macao.

2.9           “SCIO Grower” means a system to grow a Type IIa single crystal diamond. The system includes only the equipment on the diamond manufacturing facility side of utilities feeding the SCIO Grower, examples of such utilities being chilled water, gases, electricity and exhaust. To meet the definition of SCIO Grower, the system must include at least:

reactor/chamber – hoist – cart;

control wiring;

mass flow control valves and associated control wiring;

power pack and associated control wiring;

connections to electrical and mechanical utilities;

hydrogen generator;

associated filters and pumps;

computer and computer controls including appropriate formulas; and

exhaust connections.

Operations manuals and checklists for the SCIO Grower will be supplied by LICENSOR upon request.

2.10         “WFOE” means the WHOLLY FOREIGN-OWNED ENTERPRISE established pursuant to the laws of the People’s Republic of China 100% and owned by LICENSEE.

2.11         “WHOLLY FOREIGN-OWNED ENTERPRISE” means a limited liability corporation for the purpose of China-based business.

3.             Licenses

3.1           Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE, and LICENSEE hereby accepts, a non-exclusive, irrevocable, non-transferable, with the right to sublicense pursuant to Section 4.1, license under the Licensed Patents and the Licensed Technology to manufacture and use, throughout the world (other than India), including but not limited to in the PRC and (in conformance with the Shareholder’s Agreement) all its Special Administrative Regions, Type I and Type 2 Licensed Products, and to import, export, offer to sell, and sell, worldwide, Type 1 and Type 2 Licensed Products (of any color or variety, without limitations) that were manufactured using the manufacturing license recited in this Section 3.1, and to practice, in the PRC, or elsewhere in the world (other than in India), any process involved in the manufacture and use of Type 1 or Type 2 Licensed Products. Licensee shall not be deemed to be in violation of this or any other provision of this Agreement due to the fact that one or more of its stockholders is incorporated, resides or maintains a principal place of business or offices outside the PRC.

3.2           Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE, and LICENSEE hereby accepts, a non-exclusive, irrevocable, non-transferable, with the right to sublicense pursuant to Section 4.1, license under the Licensed Patents and the Licensed Technology to manufacture and use, throughout the world (other than in India), including but not limited to in the PRC and all its Special Administrative Regions, and to import, export, offer to sell, and sell, worldwide, Type 1 and Type 2 Licensed Products.

3.3           LICENSOR shall cooperate with LICENSEE after the Effective Date in all reasonable respects to assist in the orderly transfer and disclosure of the Licensed Technology, and will continue to so reasonably cooperate throughout the term of this Agreement.

3.4           Nothing herein shall be construed to limit LICENSOR’s ability to use, practice, sublicense or assign the Licensed Patents or Licensed Technology in any manner.

3.5           In exchange for the license granted herein, and other commitments made by LICENSOR, LICENSEE shall pay to LICENSOR, within three (3) business days following full execution of this Agreement, and provided no event of default exists hereunder, the amount of $600,000 USD.

4.             SUBLICENSES

4.1           SUBLICENSE All licenses granted by LICENSOR herein include the right of LICENSEE to grant sublicenses, of or within the scope of such licenses, solely to LICENSEE'S Affiliates. The Affiliate so sublicensed shall be bound by the terms and conditions of this Agreement as if it were named herein in the place of LICENSEE, provided, however, that LICENSEE shall be responsible for all obligations of the Affiliate to LICENSOR. Such sublicense agreement shall expressly include a provision making LICENSOR a third party beneficiary of such sublicense agreement with the full right to enforce such agreement for LICENSOR’S benefit. Any sublicense granted to the Affiliate shall terminate on the date such Affiliate ceases to be the Affiliate. Such third party beneficiary language is set forth in Exhibit B (Third Party Beneficiary Language).

4.2           [Intentionally blank].

5.             Marking

5.1           LICENSEE agrees to mark Licensed Products (or their containers or labels) made, sold, or otherwise disposed of by LICENSEE under the license granted in this Agreement with the numbers of the all United States Licensed Patents. In addition, all Licensed Products shipped to, manufactured in, or sold in countries other than the United States shall be marked in such manner as to conform with the patent laws and practice of such countries, provided LICENSOR gives LICENSEE timely notice pursuant to Article 16 (Notice) of the issuance and patent numbers of the patents which are to be the subject of such marking.

6.             Confidentiality

6.1           LICENSOR is the owner of all Confidential Information.

6.2           LICENSEE shall treat the Confidential Information of LICENSOR as set forth below. However, the term "Confidential Information" shall not mean any information disclosed by LICENSOR to LICENSEE, which LICENSEE can satisfactorily demonstrate is:

(a)          already in the possession of the LICENSEE and not furnished by the LICENSOR;

(b)          rightfully received by the LICENSEE from a third party without obligation of confidence;

(c)          independently developed by the LICENSEE without referring to Confidential Information of the LICENSOR;

(d)          now, or hereafter becomes, publicly available without breach of this Agreement; or

(e)          approved for release by written agreement of the LICENSOR.

6.3           All intellectual property conceived, reduced to practice, made, prepared, or developed that relates to the Confidential Information, whether by LICENSEE or the Affiliate, shall be the exclusive property of LICENSEE (the “New Intellectual Property ”). Subject to the exclusive license granted in Section 3.1, LICENSEE grants LICENSOR a fully paid, non-exclusive irrevocable, non-transferable, royalty free license under the New Intellectual Property to make, have made, use, have used, offer to sell, sell, export and import any product, and to practice and have practiced any process in the manufacture and use thereof. Subject to the exclusive license granted in Section 3.1, the foregoing license shall include the unrestricted right to grant sublicenses, including royalty-bearing sublicenses, of or within the scope of the recited license. All New Intellectual Property shall be disclosed to LICENSOR as it is conceived so that LICENSOR may exercise the license granted in this Section 6.3.

6.4           The LICENSOR agrees to clearly label as "CONFIDENTIAL" all Confidential Information reduced to writing by LICENSOR and provided to the LICENSEE as a result of oral and/or visual disclosures of Confidential Information. The LICENSEE agrees to clearly label as "CONFIDENTIAL" all New Intellectual Property that is reduced to writing by LICENSEE or the Affiliate.

6.5           LICENSEE and the Affiliate agree to hold all Confidential Information in trust and confidence for LICENSOR, and not to use such Confidential Information other than for the manufacture of License Products by exercising the license granted to LICENSEE in this Agreement. LICENSEE and the Affiliate agree not to disclose any such Confidential Information, including the New Intellectual Property, by publication or otherwise, to any person other than those employees whose services are required, who have a need to know for manufacture of License Products using the licenses granted by Agreement, and who agree in writing to be bound by and comply with the provisions of this Article 6. An employee confidential information and invention agreement (the “Employee Agreement”) substantially in the form attached hereto, signed by an employee as a condition of employment with LICENSEE or the Affiliate, satisfies the requirement for the writing recited in the previous sentence. A copy of the Employee Agreement substantially in the form to be implemented is attached hereto as Exhibit C (Employee Confidential Information and Invention Agreement).

6.6           Disclosure of Confidential Information shall not be precluded if such disclosure is in response to a valid order of a court or other government body having jurisdiction over this Agreement; provided however, that LICENSEE or the Affiliate, as the case may be, shall first have given prompt written notice of such order to LICENSOR to enable LICENSOR to oppose such order or seek a protective order requiring that the information and/or documents so disclosed be used only for the purpose for which the order was issued.

6.7           LICENSEE shall maintain all writings, documents, articles, items of work-in-process, and work that embodies, or includes any, Confidential Information in restricted access areas to prevent access by unauthorized persons or parties.

7.             Use Of Names And Trademarks

7.1           Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trademark, trade name, or other designation of either party hereto (including any contraction, abbreviation, or simulation of any of the foregoing), unless expressly approved by both parties in writing prior to use thereof.

8.              Audit Rights

8.1            No more frequently than once per calendar year, the LICENSOR and its duly authorized representatives shall have the right, at normal business hours of the day at the LICENSOR's sole expense, and subject to reasonable confidentiality commitments, to audit the LICENSEE and its Affiliates' books of account and records and all other reasonably-related documents and material reasonably-related to Licensed Products and in possession of or under the control of the LICENSEE and/or the Affiliates, with respect to the handling of information and other intellectual property and the carrying out of other obligations, in accordance with this Agreement. Such representatives will have the right to make copies and extracts of the foregoing documents.

8.2           [Intentionally blank].

9.             Express Warranty; Disclaimer of Warranties; Limitation of Liability

9.1           LICENSOR warrants to LICENSEE that (a) it has the lawful right to grant the licenses granted in this Agreement, (b) the same are hereby granted free and clear of all liens, claims, and restrictions of any kind, (c) such Licensed Technology and Licensed Patents constitute, to LICENSOR’s knowledge, all of the technological information necessary for LICENSEE to manufacture the Licensed Products, and (d) the Licensed Products as so manufacture will not, to LICENSOR’s knowledge, infringe the intellectual property rights of any third party.

9.2           Other than the express warranty set forth in Section 9.1, THE LICENSES HEREIN ARE GRANTED WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ALL INTELLECTUAL PROPERTY, AND ANY OTHER INFORMATION, IF ANY, PROVIDED BY THE LICENSOR, IS PROVIDED "AS IS", WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED LICENSOR DOES NOT REPRESENT OR WARRANT THE ACCURACY OR COMPLETENESS OF THE FOREGOING INTELLECTUAL PROPERTY OR INFORMATION. THE ENTIRE RISK ARISING OUT OF THE EXERCISE OF THE LICENSES GRANTED HEREUNDER REMAINS WITH THE LICENSEE.

9.3            IN NO EVENT WILL LICENSOR BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS, LOST PROFITS, OR LOSS OF GOOD WILL) RESULTING FROM EXERCISE OF THE LICENSES GRANTED HEREUNDER, OR THE USE OF THE LICENSED TECHNOLOGY, OR THE MANUFACTURE, USE, OR SALE OF LICENSED PRODUCTS, WHETHER ARISING IN AN ACTION OR CLAIM BASED ON CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, UNLESS ARISING AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONUDCT OF LICENSOR.

9.4           Nothing in this Agreement is or shall be construed as an obligation to bring or prosecute actions or suits against third parties for patent infringement, except as provided in Article 11.

10.           Patent Infringement

10.1         In the event that LICENSEE shall learn of the substantial infringement of any of the Licensed Patents, LICENSEE shall promptly provide LICENSOR with reasonable evidence of such infringement. Both parties to this Agreement agree that neither will notify a third party of the infringement without first obtaining consent of the other party, which consent shall not be unreasonably denied. Both parties shall cooperate with each other in an attempt to terminate such infringement without litigation.

10.2         LICENSEE may request that LICENSOR take legal action against the infringement. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to LICENSEE. If the infringing activity has not been abated within sixty (60) days following the effective date of such request, LICENSOR shall have the right to:

(a)          commence suit on its own account or

(b)          refuse to participate in such suit.

10.3         LICENSOR shall give notice of its election in writing to LICENSEE within sixty (60) days after receiving such request from LICENSEE and absent refusal to participate in such suit, shall commence suit promptly thereafter, but with control of such suit remaining in LICENSOR. LICENSEE shall have the right to join or intervene at its own expense in any such suit commenced by LICENSOR. LICENSEE may at its election bring suit for patent infringement if, and only if, LICENSOR elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where LICENSEE had exclusive rights under the Agreement, or in the event fails to diligent prosecute such lawsuit. However, in the event LICENSEE elects to bring suit in accordance with this paragraph, LICENSOR may thereafter join such suit at its own expense and control of such suit shall remain with LICENSEE. Such legal action as is decided upon shall be at the expense of the party on whose account suit is brought and all recoveries recovered thereby shall belong to such party, provided, however, that for legal action brought jointly by LICENSOR and/or LICENSEE (or by any one or more of such parties with later joinder or intervention by the other and fully participated in by the parties), such recoveries shall be shared jointly by them in proportion to the share of expense paid by each party, after deduction of loss suffered by LICENSEE ..

11.           Indemnification

11.1         Licensee Indemnity. LICENSEE agrees, and agrees to require its sublicensee, to indemnify, hold harmless, and defend LICENSOR and its officers, employees, and contractors against any and all liability, claims, suits, losses, damages, costs, fees, and expenses for, death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, lease or other disposition of the Licensed Products by LICENSEE, or by its sublicensee.

11.2         Licensor Indemnity. Subject to the final sentence of Sections 3.1 and 3.2, LICENSOR shall defend LICENSEE and its officers, directors, agents, shareholders, members and affiliates(collectively, the “INDEMNITEES”) from and against any claim, suit or other proceeding (each a “Claim”) brought or threatened against the INDEMNITEES by a third party to the extent the Claim arises out of or results from a breach by Licensor of any obligation under this Agreement, or any claim that a Licensed Product, to the extent that the Licensed Product’s manufacture is within the scope of the licenses under this Agreement, infringes any patent, and shall settle such Claim and pay the amount of such settlement or, as in the case of suit, pay all damages, expenses and costs (excluding attorneys’ fees) awarded from an unappealable decision of a court of competent jurisdiction. As an express condition precedent to LICENSOR’s obligations under this Section 11.2, the INDEMNITEE must: (a) give LICENSOR prompt written notice of any such Claim, (b) grant LICENSOR sole control over the defense and settlement of the Claim, (c) provide LICENSOR with full cooperation for the defense of the Claim, and (d) not enter into any settlement or compromise of such Claim without LICENSOR’s prior written approval. If such Licensed Product is held to infringe or, in LICENSOR’s opinion, likely to be held to infringe, LICENSOR shall, at LICENSEE’s option but at LICENSOR’s expense, (i) procure for the INDEMNITEES the right to continue exercising their rights under this Agreement with respect to the Licensed Product, (ii) replace or modify the Licensed Product so it is not infringing, or (iii) if neither (i) nor (ii) are commercially practicable, terminate this Agreement immediately upon written notice, subject to any damage claim by LICENSEE. Licensee may participate in the defense or settlement of the Claim with counsel of its choice and at its own expense provided that control of such defense and settlement remains in LICENSOR. THE FOREGOING STATES LICENSOR’S ENTIRE LIABILITY AND THE INDEMNITEES’ EXCLUSIVE REMEDY FOR INFRINGEMENT CLAIMS WITH RESPECT TO THE LICENSED PRODUCTS.

11.3         Exception to Licensee Indemnity. LICENSOR shall not have any obligation to indemnify the INDEMNITEES from and against any Claim that arises out of or is based upon the modification of the any of the Growers or the modification of any Licensed Technology by or for the INDEMNITEES without the written approval of LICENSOR.

12.           Term and Termination

12.1         Term. The term of this Agreement shall commence on the Effective Date and shall continue for the life of the last to expire of the Licensed Patents. Thereafter, LICENSEE shall be free to continue to use, in any manner LICENSEE desires, the Licensed Technology and the Licensed Patents, so long as not in violation of any applicable law or contractual restriction.

12.2         Termination by LICENSOR. Should LICENSEE fail to perform any obligation or meet any warranty of this Agreement on its part to be respectively performed or met, which failure can be cured, then upon written notice of such failure from LICENSOR, LICENSEE shall have two (2) years from the date of such notice to correct such failure, and upon the failure of LICENSEE to do so, LICENSOR may cancel and terminate this Agreement upon ten (10) days further written notice. Should such failure by its nature not be curable, LICENSOR may terminate this Agreement effective upon ten (10) days written notice.

12.3         LICENSEE may terminate this Agreement, and/or pursue all other available legal remedies in the event of a default by LICENSOR hereunder. A default shall exist in the event of any of the following: (a) LICENSOR fails to perform any of its obligations under this Agreement, including the obligation to make the Licensed Technology and the Licensed Patents fully available to LICENSEE, (b) LICENSOR breaches, defaults under or makes a material misrepresentation in any other material agreement between LICENSOR and LICENSEE, (c) LICENSOR files or has filed against it a bankruptcy petition or seeks protection afforded by any insolvency laws, including an assignment for the benefit of creditors or a state court receivership, (d) LICENSOR violates any applicable law, rule or regulation and such violation has a detrimental effect on LICENSEE or its affiliated entities, (e) any of LICENSOR’s representations or warranties set forth herein are false or become false , or (f) there is a change in control of LICENSOR.

12.4         LICENSEE agrees not to challenge the validity of any of the Licensed Patents or Licensed Technology, either solely, or jointly with one or more other party. Any such challenge shall be null and void.

12.5         Sublicense Termination. Every sublicense agreement granted to an Affiliate shall terminate on the effective date of termination of this Agreement.

12.6         Rights After Termination. No termination of this Agreement shall relieve LICENSEE or the Affiliates of any obligation or liability accrued hereunder prior to such terminations, or rescind or give rise to any right to rescind anything done by LICENSEE or the Affiliate, or to rescind any payments made or other consideration given to LICENSOR under this Agreement or the sublicense agreement prior to the time such terminations become effective, and such terminations shall not affect in any manner any rights of LICENSOR arising under this Agreement or the sublicense agreement prior to such terminations.

13.           Export Controls

13.1         LICENSEE understands that LICENSOR is subject to United States laws and regulations (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), controlling the export of technical data, LICENSOR’S computer software, laboratory prototypes and other commodities, and LICENSOR’S obligations under this Agreement are contingent on compliance with such laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export such technical data and/or commodities to certain foreign countries without prior approval of such agency. LICENSOR neither represents that a license shall not be required nor that, if required, it shall be issued.

14.           Notices

14.1         All notices required or permitted to be given pursuant or in reference to this Agreement shall be in writing and shall be valid and sufficient if dispatched by certified mail, postage prepaid, and addressed as follows:

If to LICENSOR, to:

SCIO Diamond Technology Corporation
411 University Ridge, Suite D,
Greenville, SC 29601
Attention:	Gerald A McGuire, CEO

Email: gmcguire@sciodiamond.com

If to Licensee, to:

Grace Rich
c/o 354 Indusco Court
Troy, MI 48083
Attention: Roger Parsons

Email:rogerp@combine.com

14.2         Notices of change of address may be made at any time in the manner set forth above. Notices of change of address given as herein provided shall be considered to have been given when sent electronically (email) with proof of delivery or five (5) days after the dispatch thereof using a reputable courier service.

15	General

15.1         Agreement Confidentiality. This Agreement and its terms and conditions are confidential. Neither party shall make any public announcement about or otherwise disclose to any third party the terms, conditions or content of this Agreement or the parties' discussions regarding the subject matter of this Agreement without the prior written consent of the other party, except to perfect its rights under this Agreement.

15.2         Assignment. This Agreement may not be assigned in whole or in party by LICENSEE without the prior written consent of the LICENSOR. Any attempted assignment in derogation of the foregoing shall be null and void.

15.3         Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall be deemed to be, for purposes of § 365(n) of Title 11 of the United States Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under § 101 of the Bankruptcy Code. The Parties agree that in the event that any proceeding shall be instituted by or against the LICENSOR seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or the LICENSOR shall take any action to authorize any of the foregoing, the LICENSEE hereunder shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code including, without limitation, the exercise of its licenses hereunder

15.4         No Succession. The parties agree that (a) this Agreement is not intended to confer upon LICENSEE the status of a successor corporation or entity of LICENSOR, and (b) LICENSEE is not assuming or undertaking any liabilities or obligations of LICENSOR, of any kind or nature, as part of the transactions contemplated by this Agreement.

15.5         Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original; such counterparts shall together constitute but one agreement.

15.6         Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

15.7         Integration. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter.

15.8         Equitable Relief. Because LICENSEE will have access to and become acquainted with the Confidential Information, the unauthorized use or disclosure of which would cause irreparable harm and significant injury which would be difficult to ascertain and which would not be compensable by damages alone, the parties agree that the LICENSOR will have the right to obtain an injunction, specific performance, or other equitable relief without prejudice to any other rights and remedies that it may have for such breach of this Agreement.

15.9         Governing Law; Arbitration

15.10         This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Michigan, excluding its conflict of law provisions.

15.10.1         Each party agrees that any arbitration arising under or related to this Agreement shall be commenced only after good faith attempts to resolve the subject dispute have been made in a meeting between respective executives of the parties.

15.10.2         All disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be settled by arbitration in Detroit, Michigan in accordance with the American Arbitration Association Arbitration Rules. Discovery shall be according to the Federal Rules of Civil Procedure, including the taking of depositions. The award rendered by the arbitrator shall include costs of the arbitration, reasonable attorneys' fees and reasonable costs for experts and other witnesses. Judgment on the award may be entered in any court having jurisdiction. The parties agree that the arbitrator shall have the authority to issue interim orders for provisional relief, including, but not limited to, orders for injunctive relief, attachment or other provisional remedy, as necessary to protect either party’s name, proprietary information, trade secrets, know-how or any other proprietary right. The parties agree that any interim order of the arbitrator for any injunctive or other preliminary relief shall be enforceable in any court of competent jurisdiction.

15.10.3         In addition, either party shall be free at any time to seek equitable relief in accordance with Section 15.8 (Equitable Relief) from any court of competent jurisdiction, in order to protect that party's name, Confidential Information, or trade secrets.

15.11         Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby if the material benefits to be enjoyed by the parties under this Agreement will otherwise be realized.

15.12         Amendment and Waiver. No amendment to this Agreement shall be effective unless it shall be in writing and signed by the parties to the amendment. Any failure of a party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance. Except as may otherwise be specifically provided herein, any consent or approval required hereunder to be obtained from either party shall be deemed not to have been given by such a party unless such consent or approval is evidenced by a writing executed on behalf of such party by an authorized signatory.

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

SCIO DIAMOND TECHNOLOGY CORPORATION

By:
Gerald McGuire
Chief Executive Officer

Grace Rich Limited By:

Name:

Title:

EXHIBIT A

Licensed United States Patents

Title	Patent #	Date Filed	Date Issued	Expiration Date

System And Method For Producing Synthetic Diamond	6,582,513	5/14/1999	6/24/2003	5/13/2019
System And Method For Producing Synthetic Diamond	2001281404	8/8/2001	2/24/2003	8/7/2021
System And Method For Producing Synthetic Diamond	2,456,847	8/8/2001	4/23/2013	8/7/2021
Method Of Growing Single Crystal Diamond In A Plasma Reactor	8,187,380	10/29/2004	5/29/2012	10/28/2024
Grown Diamond Mosaic Separation	8,048,223	7/21/2005	11/1/2011	7/20/2025
Enhanced Diamond Polishing	7,238,088	1/5/2006	7/3/2007	1/4/2025
System And Method For Producing Synthetic Diamond	7,879,148	3/13/2008	1/1/2011	3/12/2028
Method Of Growing A Single Crystal Diamond	10/978,104	10/29/2004
System And Method For Producing Synthetic Diamond	2003-519552*	8/8/2001
System And Method For Producing Synthetic Diamond	2012-108309*	8/8/2001
System And Method For Producing Synthetic Diamond	11/776,682	7/12/2007
Synthetic Diamond Having Alternating Layers With Different Concentrations Of Impurities	10/997,377	10/29/2004
Diamond Structure Separation	11/056,338	2/11/2005
System And Method For Producing Synthetic Diamond	12/047,690	3/13/2008
Gemstone Production From Cvd Diamond Plate	8,342,164	5/8/2009	1/1/2013	5/7/2029
Angle Cut On CVD Diamond	12/463,132	5/8/2009
Diamond Identifier	12/463,121	5/8/2009

*Japan

U.S. Patent Application Serial Numbers included in the above table means that the application is still pending.

EXHIBIT B

Third Party Beneficiary Language

Third Party Beneficiary. This Agreement is for the benefit of SCIO Diamond Technology Corporation as a third party beneficiary. This Agreement may be enforced by SCIO Diamond Technology Corporation or its subsidiaries, which shall have all of the benefits of this Agreement, as if named herein for Grace Rich Limited.

EXHIBIT C

Employee Confidential Information and Invention Agreement

This Proprietary Information And Inventions Agreement (the “Agreement”) is made between me, the undersigned employee, and Grace Rich, Ltd. (the “Company”), and is a material part of the consideration for my continued employment by the Company, is further entered into for a cash payment of $100, for the premises, mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties. The parties agree as follows.

1.          No Conflict. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with the Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by the Company in writing, hereafter use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of the Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.          Intellectual Property Assignment. The Company shall own all right, title and interest (including, but not limited to, patent rights, copyrights, trade secret rights, mask work rights, database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, research, development, trade secrets, techniques, processes, procedures, plans, policies, discoveries, hardware, software, screens, specifications, designs, drawings, ideas and information made or conceived or reduced to practice, in whole or in part, by me or any other employee, independent contractor or agent of the Company during the term of my employment with Company (collectively, "Inventions"), and I will promptly disclose all Inventions to the Company. “Inventions” is to be broadly defined. By way of example and without limitation, Inventions include all items mentioned in the first sentence of this paragraph and any and all information concerning teaching techniques, processes, formulas, innovations, discoveries, improvements, research or development and test results, data, formats, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, and customer and supplier identities, characteristics and agreements.

I hereby make all assignments necessary to accomplish the foregoing. I shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company and its agents as attorneys-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarify that anything created by me prior to my employment that relates to the Company’s actual or proposed business is not within the scope of this Agreement, I have listed it on Appendix A (Prior Matter). If I use or (except pursuant to this paragraph 2) disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of the Company, the Company will have and I hereby grant the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sub licensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3.          Moral Rights. To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

4.          Confidential Information. I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers, potential customers, suppliers, strategic partners, service providers, employees, agents or shareholders of the Company) I develop, learn or obtain during the term of my employment that relate to the Company or the business or demonstrably anticipated business of the Company or that are received by or for the Company in confidence, constitute “Proprietary Information.” Proprietary Information includes not only information disclosed by the Company or its clients to me in the course of my employment, but also information developed or learned by me during the course of my employment with the Company, such as Inventions (as defined above). Proprietary Information is to be broadly defined. Proprietary Information includes all information that has or could have commercial value or other utility in the business in which the Company or clients are engaged or contemplate engaging. Proprietary Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company or clients, whether or not such information is identified as Proprietary Information by the Company or clients. By example and without limitation, Proprietary Information includes any and all information concerning teaching techniques, processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data, know-how, formats, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, and customer and supplier identities, characteristics, and agreements. During the term of my employment with Company, and thereafter, I will hold in confidence and not divulge, disclose or otherwise use any Proprietary Information except within the scope of my employment by the Company. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. I acknowledge that all Proprietary Information, in any form or medium, including copies thereof is the sole and exclusive property of the Company. Upon termination of my employment, I will promptly return to the Company any and all items containing or embodying Proprietary Information in any form or medium (including all copies), except that I may keep a single personal copy of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

At the time of termination, regardless of reason and without reservation, employee will sign the attached Appendix B (Affidavit).

5.          Non-Solicitation. I agree that during the term of my employment and until the fifth anniversary of the conclusion of my employment with the Company, I will not encourage or solicit any employee or consultant of the Company to leave the Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment). I also agree that during the term of my employment (whether or not during business hours) and until the fifth anniversary of the conclusion of my employment with the Company, I will not solicit business from, divert business from, or attempt to convert to other methods of using or offering the same or similar products or services as provided by the Company or its affiliates to any client or prospective client of the Company or its affiliates.

6.          Non-Compete. I agree that upon termination of my employment for any reason and until the fifth anniversary of the conclusion of my employment with the Company, I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of the Company or its affiliates, and I will not in any way assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company or its affiliates.

7.          Survival. I agree that my obligations under paragraphs 2, 3, 4, 5 and 6 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 4 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

8.          Governing Law; Choice of Forum. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of South Carolina without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable South Carolina law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. I also agree that if any restriction in this Agreement shall be determined to be invalid and unenforceable, it shall automatically be modified, or may be modified by a court of competent jurisdiction, to the extent necessary to make it valid and enforceable. I also understand that any breach of this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, the Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. I hereby waive any requirement that the Company post a bond or similar security or instrument in connection with any action the Company may commence in an effort to enforce this Agreement.

9.          Miscellaneous. Except for my employment agreement with the Company, this Agreement supersedes all prior agreements and understandings between the parties—whether communicated in writing, orally or otherwise—and the representations, covenants and agreements herein shall be binding and in full force against the parties effective from the commencement of my employment with the Company. I may not assign this Agreement or any rights or obligations hereunder. This Agreement shall bind and inure to the benefit of each party and its respective successors, heirs and assigns. Any references to the “Company” in this Agreement shall include any subsidiary, affiliate, strategic partner, assign and/or successor of the Company or any similarly situated party.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

EMPLOYEE

By:

Address:

Date of Commencement of Employment

Date:

Signed: